Stan J.H. Lee, CPA

2160 North Central Rd. Suite 203 tFort Lee t NJ 07024

P.O. Box 436402 t San Diegot CA t 92143

619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

July 11, 2011

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of February 22, 2011 on the audited financial statements Thunderclap Entertainment, Inc. as of December 31, 2010 and 2009, in the Registration Statement on Form S-1/Pre-Effective Amendment No. 2 or in any other filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA

______________________

Stan J.H. Lee, CPA

Fort Lee, NJ 07024